Exhibit 99.1

Diedrich Coffee Receives Deficiency Letter from NASDAQ

Irvine, Calif. — October 15, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that it received a NASDAQ Staff Deficiency Letter on October 10, 2008 indicating that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended June 25, 2008, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The NASDAQ staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. The Company is in the process of preparing a response to NASDAQ’s request for a plan.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of June 25, 2008, the Company also has 123 retail outlets, the majority of which are franchised, located in 28 states. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s web sites at www.diedrich.com or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008.

Information contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

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